Exhibit 99-5

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

{DELOITTE LOGO}

To the Board of Directors and Shareholders of The Procter & Gamble Company:

We have audited the accompanying consolidated balance sheets of The Procter & Gamble Company and subsidiaries (the “Company”) as of June 30, 2004 and 2003 and the related consolidated statements of earnings, shareholders’ equity and cash flows for each of the three years in the period ended June 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2004 and 2003 and the results of its operations and cash flows for each of the three years in the period ended June 30, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Cincinnati, Ohio

August 6, 2004, except as to Notes 1 (New Pronouncements and Reclassifications), 4 and 12, which are as of October 21, 2004

CONSOLIDATED STATEMENTS OF EARNINGS

	Years Ended June
Amounts in millions except per share amounts	2004	2003	2002
Net Sales	$51,407	$43,377	$40,238
Cost of products sold	25,076	22,141	20,989
Selling, general and administrative expense	16,504	l3,383	12,571

Operating Income	9,827	7,853	6,678

Interest expense	629	561	603
Other non-operating income, net	152	238	308

Earnings Before Income Taxes	9,350	7,530	6,383

Income taxes	2,869	2,344	2,031

NET EARNINGS	$6,481	$5,186	4,352

BASIC NET EARNINGS PER COMMON SHARE (1)	$2.46	$1.95	$1.63
DILUTED NET EARNINGS PER COMMON SHARE (1)	$2.32	$1.85	$1.54
DIVIDENDS PER COMMON SHARE (1)	$0.93	$0.82	$0.76

(1)	Restated for two-for-one stock split effective May 21, 2004.

See accompanying Notes to Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS
ASSETS

	June 30
Amounts in millions	2004	2003
Current Assets
Cash and cash equivalents	$5,469	$5,912
Investment securities	423	300
Accounts receivable	4,062	3,038
Inventories
Materials and supplies	1,191	1,095
Work in process	340	291
Finished goods	2,869	2,254

Total Inventories	4,400	3,640

Deferred income taxes	958	843
Prepaid expenses and other receivables	1,803	1,487

TOTAL CURRENT ASSETS	17,115	15,220

Property, Plant and Equipment
Buildings	5,206	4,729
Machinery and equipment	19,456	18,222
Land	642	591

	25,304	23,542
Accumulated depreciation	(11,196)	(10,438)

NET PROPERTY, PLANT AND EQUIPMENT	14,108	13,104

Goodwill and Other Intangible Assets
Goodwill	19,610	11,132
Trademarks and other intangible assets, net	4,290	2,375

NET GOODWILL AND OTHER INTANGIBLE ASSETS	23,900	13,507

Other Non-Current Assets	1,925	1,875

TOTAL ASSETS	$57,048	$43,706

See accompanying Notes to Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS
LIABILITIES AND SHAREHOLDERS’ EQUITY

	June 30
Amounts in millions	2004	2003
Current Liabilities
Accounts payable	$3,617	$2,795
Accrued and other liabilities	7,689	5,512
Taxes payable	2,554	1,879
Debt due within one year	8,287	2,172

TOTAL CURRENT LIABILITIES	22,147	12,358

Long-Term Debt	12,554	11,475
Deferred Income Taxes	2,261	1,396
Other Non-Current Liabilities	2,808	2,291

TOTAL LIABILITIES	39,770	27,520

Shareholders’ Equity(1)
Convertible Class A preferred stock, stated value $1 per share (600 shares authorized)	1,526	1,580
Non-Voting Class B preferred stock, stated value $1 per share (200 shares authorized)	—	—
Common stock, stated value $1 per share (5,000 shares authorized; shares outstanding:
2004 - 2,543.8, 2003 - 2,594.4)	2,544	2,594
Additional paid-in capital	2,425	1,634
Reserve for ESOP debt retirement	(1,283)	(1,308)
Accumulated other comprehensive income	(1,545)	(2,006)
Retained earnings	13,611	13,692

TOTAL SHAREHOLDERS’ EQUITY	17,278	16,186

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$57,048	$43,706

(1)	Restated for two-for-one stock split effective May 21, 2004.

See accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Restated for two-for-one stock split effective May 21, 2004)

	Common			Additional		Reserve for
Dollars in millions/	Shares	Common	Preferred	Paid-in		ESOP Debt
Shares in thousands	Outstanding	Stock	Stock	Capital		Retirement
Balance June 30, 2001	2,591,476	$2,591	$1,701	$762		$(1,375)
Net earnings
Other comprehensive income:
Financial statement translation
Net investment hedges, net of $238 tax
Other, net of tax benefits
Total comprehensive income
Dividends to shareholders:
Common
Preferred, net of tax benefits
Spin-off of Jif and Crisco
Treasury purchases	(15,363)	(15)		25	(1,2)
Employee plan issuances	16,646	17		344
Preferred stock conversions	8,781	9	(67)	58
ESOP debt guarantee reduction						36

Balance June 30, 2002	2,601,540	2,602	1,634	1,189		(1,339)

Net earnings
Other comprehensive income:
Financial statement translation
Net investment hedges, net of $251 tax
Other, net of tax benefits
Total comprehensive income
Dividends to shareholders:
Common
Preferred, net of tax benefits
Treasury purchases	(28,276)	(28)		20	(1,2)
Employee plan issuances	14,312	14		377
Preferred stock conversions	6,819	6	(54)	48
ESOP debt guarantee reduction						31

Balance June 30, 2003	2,594,395	2,594	1,580	1,634		(1,308)

Net earnings
Other comprehensive income:
Financial statement translation
Net investment hedges, net of $207 tax
Other, net of tax benefits
Total comprehensive income
Dividends to shareholders:
Common
Preferred, net of tax benefits
Treasury purchases	(79,893)	(80)		33	(2)
Employee plan issuances	22,678	23		711
Preferred stock conversions	6,658	7	(54)	47
ESOP debt guarantee reduction						25

Balance June 30, 2004	2,543,838	$2,544	$1,526	$2,425		$(1,283)

PROCTER & GAMBLE CO - 10-K – Revised for 8-K	Filing Date: 06/30/04

	Accumulated
	Other			Total
Dollars in millions/	Comprehensive	Retained		Comprehensive
Shares in thousands	Income	Earnings	Total	Income
Balance June 30, 2001	$(2,120)	$10,451	$12,010
Net earnings		4,352	4,352	$4,352
Other comprehensive income:
Financial statement translation	263		263	263
Net investment hedges, net of $238 tax	(397)		(397)	(397)
Other, net of tax benefits	(106)		(106)	(106)

Total comprehensive income				$4,112

Dividends to shareholders:
Common		(1,971)	(1,971)
Preferred, net of tax benefits		(124)	(124)
Spin-off of Jif and Crisco		(150)	(150)
Treasury purchases		(578)	568)
Employee plan issuances			361
Preferred stock conversions			—
ESOP debt guarantee reduction			36

Balance June 30, 2002	(2,360)	11,980	13,706

Net earnings		5,186	5,186	$5,186
Other comprehensive income:
Financial statement translation	804		804	804
Net investment hedges, net of $251 tax	(418)		(418)	(418)
Other, net of tax benefits	(32)		(32)	(32)

Total comprehensive income				$5,540

Dividends to shareholders:
Common		(2,121)	(2,121)
Preferred, net of tax benefits		(125)	(125)
Treasury purchases		(1,228)	(1,236)
Employee plan issuances			391
Preferred stock conversions			—
ESOP debt guarantee reduction			31

Balance June 30, 2003	(2,006)	13,692	16,186

Net earnings		6,481	6,481	$6,481
Other comprehensive income:
Financial statement translation	750		750	750
Net investment hedges, net of $207 tax	(348)		(348)	(348)
Other, net of tax benefits	59		59	59

Total comprehensive income				$6,942

Dividends to shareholders:
Common		(2,408)	(2,408)
Preferred, net of tax benefits		(131)	(131)
Treasury purchases		(4,023)	(4,070)
Employee plan issuances			734
Preferred stock conversions			—
ESOP debt guarantee reduction			25

Balance June 30, 2004	$(1,545)	$13,611	$17,278

(1)	Premium on equity put options totaled $6 and $18 for 2003 and 2002, respectively.

(2)	Includes impacts arising from stock split.

See accompanying Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended June 30
Amounts in millions	2004	2003	2002
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	$5,912	$3,427	$2,306
Operating Activities
Net earnings	6,481	5,186	4,352
Depreciation and amortization	1,733	1,703	1,693
Deferred income taxes	415	63	389
Change in accounts receivable	(159)	163	96
Change in inventories	56	(56)	159
Change in accounts payable, accrued and other liabilities	625	936	684
Change in other operating assets and liabilities	(88)	178	(98)
Other	299	527	467

TOTAL OPERATING ACTIVITIES	9,362	8,700	7,742

Investing Activities
Capital expenditures	(2,024)	(1,482)	(1,679)
Proceeds from asset sales	230	143	227
Acquisitions	(7,476)	(61)	(5,471)
Change in investment securities	(121)	(107)	88

TOTAL INVESTING ACTIVITIES	(9,391)	(1,507)	(6,835)

Financing Activities
Dividends to shareholders	(2,539)	(2,246)	(2,095)
Change in short-term debt	4,911	(2,052)	1,394
Additions to long-term debt	1,963	1,230	1,690
Reductions of long-term debt	(1,188)	(1,060)	(461)
Proceeds from the exercise of stock options	555	269	237
Treasury purchases	(4,070)	(1,236)	(568)

TOTAL FINANCING ACTIVITIES	(368)	(5,095)	197

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(46)	387	17

CHANGE IN CASH AND CASH EQUIVALENTS	(443)	2,485	1,121

CASH AND CASH EQUIVALENTS, END OF YEAR	$5,469	$5,912	$3,427

Supplemental Disclosure
Cash payments for:
Interest	$630	$538	$629
Income taxes	1,634	1,703	941
Non-cash spin-off of Jif and Crisco businesses	—	—	150

Acquisition of Businesses
Fair value of assets acquired, excluding cash	$11,954	$61	$6,042
Fair value of liabilities assumed	(4,478)	—	(571)

ACQUISITIONS	7,476	61	5,471

See accompanying Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The Procter & Gamble Company’s (the Company) business is focused on providing consumer branded products of superior quality and value. The Company markets approximately 300 consumer products in more than 160 countries around the world. Our products are sold primarily through retail operations including mass merchandisers, grocery stores, membership club stores and drug stores.

Basis of Presentation

The Consolidated Financial Statements include The Procter & Gamble Company and its controlled subsidiaries. Intercompany transactions are eliminated in consolidation. Investments in certain companies over which the Company exerts significant influence, but does not control the financial and operating decisions, are accounted for as equity method investments.

Use of Estimates

Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying disclosures. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. Estimates are used in accounting for, among other items, consumer and trade promotion accruals, pensions, post-employment benefits, stock options, useful lives for depreciation and amortization, future cash flows associated with impairment testing for goodwill and long-lived assets, deferred tax assets, potential income tax assessments and contingencies. Actual results may ultimately differ from estimates, although management does not believe such changes would materially affect the financial statements in any individual year.

Revenue Recognition

Sales are recognized when revenue is realized or realizable and has been earned. Most revenue transactions represent sales of inventory, and the revenue recorded includes shipping and handling costs, which generally are included in the list price to the customer. The Company’s policy is to recognize revenue when title to the product, ownership and risk of loss transfer to the customer, which generally is on the date of shipment. A provision for payment discounts and product return allowances is recorded as a reduction of sales in the same period that the revenue is recognized.

Trade promotions, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons, are offered through various programs to customers and consumers. Sales are recorded net of trade promotion spending, which is recognized as incurred, generally at the time of the sale. Most of these arrangements have terms of approximately one year. Accruals for expected payouts under these programs are included as accrued marketing and promotion in the accrued and other current liabilities line in the Consolidated Balance Sheets.

Cost of Products Sold

Cost of products sold primarily comprises direct materials and supplies consumed in the manufacture of product, as well as manufacturing labor and direct overhead expense necessary to acquire and convert the purchased materials and supplies into finished product. Cost of products sold also includes the cost to distribute products to customers, inbound freight costs, internal transfer costs, warehousing costs and other shipping and handling activity. Shipping and handling costs invoiced to customers are included in net sales.

Selling, General and Administrative

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

Selling, general and administrative expense primarily includes marketing expenses, including the cost of media, advertising and related costs; selling expenses; research and development costs; administrative and other indirect overhead costs; and other miscellaneous operating items.

Other Non-Operating Income, Net

Other non-operating income, net primarily includes interest and investment income and gains and losses from divestitures.

Currency Translation

Financial statements of operating subsidiaries outside the United States of America (U.S.) generally are measured using the local currency as the functional currency. Adjustments to translate those statements into U.S. dollars are recorded in other comprehensive income (OCI). For subsidiaries operating in highly inflationary economies, the U.S. dollar is the functional currency. Remeasurement adjustments for financial statements in highly inflationary economies and other transactional exchange gains and losses are reflected in earnings.

Cash Flow Presentation

The Statement of Cash Flows is prepared using the indirect method, which reconciles net earnings to cash flow from operating activities. These adjustments include the removal of timing differences between the occurrence of operating receipts and payments and their recognition in net earnings. The adjustments also remove from operating activities cash flows arising from investing and financing activities, which are

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

presented separately from operating activities. Cash flows from foreign currency transactions and operations are translated at an average exchange rate for the period. Cash flows from hedging activities are included in the same category as the items being hedged. Cash flows from derivative instruments designated as net investment hedges are classified as financing activities. Cash flows from other derivative instruments used to manage interest, commodity or currency exposures are classified as operating activities. Cash paid for acquisitions is classified as investing activities.

Cash Equivalents

Highly liquid investments with maturities of three months or less when purchased are considered cash equivalents and recorded at cost.

Investments

Investment securities consist of readily-marketable debt and equity securities. These securities are reported at fair value. Unrealized gains or losses on securities classified as trading are charged to earnings. Unrealized gains or losses on securities classified as available for sale are recorded net of tax in OCI.

Other investments that are not controlled and over which the Company does not have the ability to exercise significant influence are accounted under the cost method.

Inventory Valuation

Inventories are valued at cost, which is not in excess of current market prices. Product-related inventories are primarily maintained on the first-in, first-out method. Minor amounts of product inventories, including certain cosmetics and commodities are maintained on the last-in, first-out method. The cost of spare part inventories is maintained using the average cost method.

Goodwill and Other Intangible Assets

The cost of intangible assets with determinable useful lives is amortized to reflect the pattern of economic benefits consumed, principally on a straight-line basis over the estimated periods benefited. Goodwill and indefinite-lived intangibles are not amortized, but are evaluated annually for impairment. The Company evaluates a number of factors to determine whether an indefinite life is appropriate, including the competitive environment, market share, brand history, operating plan and the macroeconomic environment of the country in which the brand is sold. Due to the nature of the Company’s business, there are a number of brand intangibles that have been determined to have indefinite lives. If it is determined that a brand intangible does not have an indefinite life, the Company’s policy is to amortize such assets over the expected useful life, which generally ranges from 5 to 20 years. Patents, technology and other intangibles with contractual terms are amortized over their respective contractual lives. Other non-contractual intangible assets with determinable lives are amortized over periods ranging from 5 to 20 years.

Where certain events or changes in operating conditions occur, lives on intangible assets with determinable lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts. The annual evaluation for impairment of goodwill and indefinite-lived intangibles is based on valuation models that incorporate internal projections of expected future cash flows and operating plans.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost reduced by accumulated depreciation. Depreciation expense is recognized over the assets’ estimated useful lives using the straight-line method. Machinery and equipment includes office furniture and equipment (15-year life), computer equipment and capitalized software (3 to 5-year lives) and manufacturing equipment (3 to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Millions of dollars except per share amounts)

20-year lives). Buildings are depreciated over an estimated useful life of 40 years. Estimated useful lives are periodically reviewed and, where appropriate, changes are made prospectively. Where certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts.

Fair Values of Financial Instruments

Certain financial instruments are required to be recorded at fair value. The estimated fair values of such financial instruments, including certain debt instruments, investment securities and derivatives, have been determined using market information and valuation methodologies, primarily discounted cash flow analysis. These estimates require considerable judgment in interpreting market data and changes in assumptions or estimation methods could significantly affect the fair value estimates. However, the Company does not believe any such changes would have a material impact on its financial condition or results of operations. Other financial instruments, including cash equivalents, other investments and short-term debt, are recorded at cost, which approximates fair value. The fair valve of long-term debt is disclosed in Note 6.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Millions of dollars except per share amounts)

Stock-Based Compensation

The Company has employee stock option plans, which are described more fully in Note 8. The Company accounts for its employee stock option plans under the intrinsic value recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. As stock options have been issued with exercise prices equal to the market value of the underlying shares on the grant date, no compensation expense has resulted.

Had compensation expense for the plans been determined based on the fair value of the options on the grant date, consistent with SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company’s net earnings and earnings per common share would have been as follows:

	Years ended June 30
	2004(1)	2003	2002
Net Earnings
As reported	$6,481	$5,186	$4,352
Pro forma adjustments	(325)	(398)	(442)
PRO FORMA	6,156	4,788	3,910

Net Earnings Per Common Share
Basic
As reported	$2.46	$1.95	$1.63
Pro forma adjustments	(0.12)	(0.15)	(0.17)
PRO FORMA	2.34	1.80	1.46

Diluted
As reported	2.32	1.85	1.54
Pro forma adjustments	(0.12)	(0.15)	(0.15)
PRO FORMA	2.20	1.70	1.39

(1)	During the current year, the timing of the annual grant was moved from September to February resulting in lower expense, as the associated pro forma expense is amortized over the three-year vesting period.

Stock Split

In March 2004, the Company’s Board of Directors approved a two-for-one stock split effective for common and preferred shareholders of record as of May 21, 2004. The financial statements, notes and other references to share and per share data have been restated to reflect the stock split for all periods presented.

New Pronouncements and Reclassifications

No new accounting pronouncements issued or effective during the fiscal year have had or are expected to have a material impact on the financial statements. Certain reclassifications of prior years’ amounts have been made to conform to the current year presentation, including the basis of measurement for segment performance. These adjustments reflect recent changes in the measures used to evaluate the performance of senior management, consistent with the Company’s increased acquisition and licensing activity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Millions of dollars except per share amounts)

Segment before-tax and after-tax earnings reflect the Company’s decision to allocate the amortization of identifiable intangible assets with determinable lives from Corporate to the global business units. Other changes made to the basis of measurement of segment performance are the allocation methodologies of certain overhead items managed by the Company’s Global Business Services organization. Certain other immaterial changes were made to the cost allocations from Corporate to the business segments. These changes affect the disclosure of segment results only.

NOTE 2 RESTRUCTURING PROGRAM

In 1999, concurrent with a reorganization of its operations into product-based Global Business Units, the Company initiated a multi-year restructuring program. Costs included enrollment reductions, manufacturing consolidations and portfolio choices to scale back or discontinue under-performing businesses and initiatives. Total restructuring program charges were $751 in 2003, including $351 in separations related to approximately 5,000 people, $190 in asset write-downs and $87 in accelerated depreciation related to long-lived assets that were taken out of service prior to the end of their normal service period. Total restructuring program charges were $958 in 2002, including $393 in separations related to approximately 7,400 people, $208 in asset write-downs and $135 in accelerated depreciation.

At June 30, 2003, the program was substantially complete with a remaining reserve of $335. Substantially all of this liability was settled through cash payments by the end of 2004.

The Company continues to undertake projects to maintain a competitive cost structure, including manufacturing streamlining and work force rationalization, as part of its normal operations.

NOTE 3 ACQUISITIONS AND SPIN-OFF

Wella Acquisition

On September 2, 2003, the Company acquired a controlling interest in Wella AG (Wella). Through a stock purchase agreement with the majority shareholders of Wella and a tender offer made on the remaining shares, the Company acquired a total of 81% of Wella’s outstanding shares, including 99% of Wella’s outstanding voting class shares. In June 2004, the Company and Wella entered into a Domination and Profit Transfer Agreement (the Domination Agreement) pursuant to which the Company is entitled to exercise full operating control and receive 100% of the future earnings of Wella. As consideration for the Domination Agreement, the Company will pay the holders of the remaining outstanding shares of Wella a guaranteed perpetual annual dividend payment. Alternatively, the remaining Wella shareholders may elect to tender their shares to the Company for an agreed price. The fair value of the total guaranteed annual dividend payments is $1.11 billion, which approximates the cost if all remaining shares were tendered. Because the Domination Agreement transfers operational and economic control of the remaining outstanding shares to the Company, it has been accounted for as an acquisition of the remaining shares, with a liability recorded equal to the fair value of the guaranteed payments. Because of the tender feature, the liability is recorded as a current liability in the accrued and other liabilities

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Millions of dollars except per share amounts)

line of the Consolidated Balance Sheets. Payments made under the guaranteed annual dividend provisions will be allocated between interest expense and a reduction of the liability, as appropriate. The total purchase price for Wella, including acquisition costs, was $6.27 billion based on exchange rates at the acquisition dates. It was funded with a combination of cash, debt and the liability recorded under the Domination Agreement

The acquisition of Wella, with over $3 billion in annual net sales, gives the Company access to the professional hair care category plus greater scale and scope in hair care, hair colorants, cosmetics and fragrance products, while providing potential for significant synergies. The operating results of the Wella business are reported in the Company’s Beauty Care business segment beginning September 2, 2003.

The following table provides pro forma results of operations for the years ended June 30, 2004, 2003 and 2002, as if Wella had been acquired as of the beginning of each fiscal year presented. The pro forma results include certain adjustments, including adjustments to convert Wella’s historical financial information from International Accounting Standards (IAS) into U.S. GAAP, estimated interest impacts from funding of the acquisition and estimated amortization of definite-lived intangible assets. However, pro forma results do not include any anticipated cost savings or other effects of the integration of Wella. Accordingly, such amounts are not necessarily indicative of the results that would have occurred if the acquisition had occurred on the dates indicated or that may result in the future.

	Years ended June 30
Pro forma results	2004	2003	2002
Net Sales	$51,958	$46,751	$43,070
Net Earnings	6,402	5,222	4,345
Diluted Net Earnings per Common Share	$2.29	$1.86	$1.54

The Company is in the process of finalizing independent appraisals for certain assets to assist management in allocating the purchase price to the individual assets acquired and liabilities assumed. This may result in adjustments to the carrying values of Wella’s recorded assets and liabilities, including the amount of any residual value allocated to goodwill. The Company is also completing its analysis of collaboration plans that may result in additional purchase price allocation adjustments. The preliminary allocation of the purchase price included in the current period balance sheet is based on the current best estimates of management and is subject to revision based on final determination of fair values and collaboration plans. The Company anticipates the valuations and other studies will be completed prior to the anniversary date of the acquisition. The preliminary allocation of the total purchase price of Wella resulted in the following condensed balance sheet of assets acquired and liabilities assumed.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Millions of dollars except per share amounts)

Current assets	$1,825
Property, plant and equipment	443
Goodwill	5,864
Intangible assets	1,709
Other non-current assets	225

TOTAL ASSETS ACQUIRED	10,066

Current liabilities	2,114
Non-current liabilities	1,679

TOTAL LIABILITIES ASSUMED	3,793

NET ASSETS ACQUIRED	6,273

The Wella acquisition resulted in $5.86 billion in goodwill, all of which was allocated to the Beauty Care segment, and $1.71 billion in total intangible assets acquired with $1.15 billion allocated to trademarks with indefinite lives. The remaining $556 of acquired intangibles have determinable useful lives and were assigned to trademarks of $267, patents and technology of $10, professional customer relationships of $214 and license and other intangible assets of $65. Total intangible assets acquired with determinable lives have a weighted-average life of 11 years (8 years for trademarks, 5 years for patents and technology, 15 years for professional customer relationships and 23 years for license and other intangible assets).

China Venture

On June 18, 2004, the Company purchased the remaining 20% stake in its China venture from its partner, Hutchison Whampoa China Ltd. (Hutchison), giving the Company full ownership in its operations in China. The net purchase price was $1.85 billion, which is the purchase price of $2.00 billion net of minority interest and related obligations that were eliminated as a result of the transaction. The acquisition was funded by debt. The fair value of the incremental individual assets and liabilities acquired approximates current book value. Accordingly, the purchase price was recorded as goodwill, which was allocated to multiple business segments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

Clairol Acquisition

On November 16, 2001, the Company completed the acquisition of the Clairol business from The Bristol-Myers Squibb Company for approximately $5.03 billion in cash, financed primarily with debt. The operating results of the Clairol business are reported in the Company’s Beauty Care segment beginning November 16, 2001.

The following table provides pro forma results of operations for the year ended June 30, 2002 as if Clairol had been acquired as of the beginning of the fiscal year. Pro forma information for 2004 and 2003 is not presented as the results of Clairol are included with those of the Company for the entire year. The pro forma results include adjustments for estimated interest expense on acquisition funding and amortization of definite-lived intangible assets. However, pro forma results do not include any anticipated cost savings or other effects of the integration of Clairol. Accordingly, such amounts are not necessarily indicative of the results that would have occurred if the acquisition had closed on the dates indicated or that may result in the future.

Year ended June 30
Pro forma results	2002
Net Sales	$40,780
Net Earnings	4,406
Diluted Net Earnings per Common Share	$1.56

Jif and Crisco Spin-off

On May 31, 2002, the Jif peanut butter and Crisco shortening brands were spun off to the Company’s shareholders and subsequently merged into The J.M. Smucker Company (Smucker). The Company’s shareholders received one new common Smucker share for every 50 shares held in the Company, totaling 26 million shares, or approximately $900 in market value. This transaction was not included in the results of operations, since a spin-off to the Company’s shareholders is recorded at net book value, or $150, in a manner similar to dividends.

Other minor business purchases and intangible asset acquisitions totaled $384, $61 and $446 in 2004, 2003 and 2002, respectively.

NOTE 4 GOODWILL AND INTANGIBLE ASSETS
(Millions of dollars except per share amounts)

The change in net carrying amount of goodwill for the years ended June 30, 2004 and 2003 was allocated by reportable business segment as follows:

	2004	2003
Total Beauty Care, beginning of year	6,600	6,542
Acquisitions	7,277	—
Translation & other	580	58

End of year	14,457	6,600

Health Care, beginning of year	2,908	2,866
Acquisitions	386	—
Translation & other	21	42

End of year	3,315	2,908

Baby & Family Care, beginning of year	884	830
Acquisitions	19	—
Translation & other	38	54

End of year	941	884

Total Health, Baby & Family Care, beginning of year	3,792	3,696
Acquisitions	405	—
Translation & other	59	96

End of year	4,256	3,792

Fabrics & Home Care, beginning of year	460	451
Acquisitions	148	—
Translation & other	6	9

End of year	614	460

Snacks & Coffee, beginning of year	280	277
Translation & other	3	3

End of year	283	280

Total Household Care, beginning of year	740	728
Acquisitions	148	—
Translation & other	9	12

End of year	897	740

Goodwill, Net, beginning of year	11,132	10,966
Acquisitions	7,830	—
Translation & other	648	166

End of year	19,610	11,132

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

For the year ended June 30, 2004, goodwill increased primarily due to the acquisition of Wella and the purchase of the remaining stake in the China venture.

Identifiable intangible assets as of June 30, 2004 and 2003 were comprised of:

	June 30, 2004		June 30, 2003
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Intangible Assets with Determinable Lives
Trademarks	$1,012	$155	$499	$85
Patents and technology	518	250	492	204
Other	554	165	316	140

	2,084	570	1,307	429

Trademarks with Indefinite Lives	2,945	169	1,666	169

	5,029	739	2,973	598

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

The amortization of intangible assets for the years ended June 30, 2004, 2003 and 2002 was $165, $100 and $97, respectively. Estimated amortization expense over the next five years is as follows: 2005 – $171; 2006 – $169; 2007 – $119; 2008 – $106; and 2009 – $104. Such estimates do not reflect the impact of future foreign exchange rate changes.

NOTE 5 SUPPLEMENTAL FINANCIAL INFORMATION

Selected components of current and non-current liabilities were as follows:

	June 30
	2004	2003
Accrued and Other Current Liabilities
Marketing and promotion	$1,876	$1,802
Liability under Wella Domination Agreement	1,106	—
Compensation expenses	1,049	804
Other	3,658	2,906

	7,689	5,512

Other Non-Current Liabilities
Pension benefits	$1,798	$1,301
Other postretirement benefits	142	181
Other	868	809

	2,808	2,291

Selected Operating Expenses

Research and development costs are charged to earnings as incurred and were $1,802 in 2004, $1,665 in 2003 and $1,601 in 2002. Advertising costs are charged to earnings as incurred and were $5,504 in 2004, $4,373 in 2003 and $3,773 in 2002. Both of these are components of selling, general and administrative expense.

NOTE 6 SHORT-TERM AND LONG-TERM DEBT

	June 30
	2004	2003
Short-Term Debt
USD commercial paper	$6,059	$717
Non-USD commercial paper	149	147
Current portion of long-term debt	1,518	1,093
Other	561	215

	8,287	2,172

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

The weighted average short-term interest rates were 1.5% and 3.6% as of June 30, 2004 and 2003, respectively. The rate decrease reflected an increase in commercial paper within short-term debt.

	June 30
	2004	2003
Long-Term Debt
6.60% USD note due December, 2004	$1,000	$1,000
4.00% USD note due April, 2005	400	400
5.75% EUR note due September, 2005	1,827	1,725
1.50% JPY note due December, 2005	503	459
3.50% CHF note due February, 2006	240	222
5.40% EUR note due August, 2006	365	—
4.75% USD note due June, 2007	1,000	1,000
6.13% USD note due May, 2008	500	500
4.30% USD note due August, 2008	500	500
3.50% USD note due December, 2008	650	—
6.88% USD note due September, 2009	1,000	1,000
2.00% JPY note due June, 2010	458	417
9.36% ESOP debentures due 2007-2021(1)	1,000	1,000
4.85% USD note due December, 2015	700	—
8.00% USD note due September, 2024	200	200
6.45% USD note due January, 2026	300	300
6.25% GBP note due January, 2030	906	827
5.25% GBP note due January, 2033	363	331
5.50% USD note due February, 2034	500	—
Debt assumed by acquiring non-cash capital leases	252	146
All other long-term debt	1,408	2,541
Current portion of long-term debt	(1,518)	(1,093)

	12,554	11,475

(1)	Debt issued by the ESOP is guaranteed by the Company and must be recorded as debt of the Company as discussed in Note 9.

Long-term weighted average interest rates were 4.0% and 3.7% as of June 30, 2004 and 2003, respectively, and included the effects of related interest rate swaps discussed in Note 7.

The fair value of the long-term debt was $13,168 and $12,396 at June 30, 2004 and 2003, respectively. Long-term debt maturities during the next five fiscal years are as follows: 2005 — $1,518; 2006 — $2,625; 2007 — $1,433; 2008 — $972; and 2009 — $1,150. The Company has no material obligations that are secured.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

NOTE 7 RISK MANAGEMENT ACTIVITIES

As a multinational company with diverse product offerings, the Company is exposed to market risks, such as changes in interest rates, currency exchange rates and commodity pricing. To manage the volatility related to these exposures, the Company evaluates exposures on a consolidated basis to take advantage of logical exposure netting. For the remaining exposures, the Company enters into various derivative transactions. Such derivative transactions, which are executed in accordance with the Company’s policies in areas such as counterparty exposure and hedging practices, are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. The Company does not hold or issue derivative financial instruments for speculative trading purposes.

At inception, the Company formally designates and documents the financial instrument as a hedge of a specific underlying exposure. The Company formally assesses, both at inception and at least quarterly on an ongoing basis, whether the financial instruments used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposure. Fluctuations in the derivative value generally are offset by changes in the fair value or cash flows of the exposures being hedged. This offset is driven by the high degree of effectiveness between the exposure being hedged and the hedging instrument. Any ineffective portion of an instrument’s change in fair value is immediately recognized in earnings.

Credit Risk

The Company has established strict counterparty credit guidelines and normally enters into transactions with investment grade financial institutions. Counterparty exposures are monitored daily and downgrades in credit rating are reviewed on a timely basis. Credit risk arising from the inability of a counterparty to meet the terms of the Company’s financial instrument contracts generally is limited to the amounts, if any, by which the counterparty’s obligations exceed the obligations of the Company. The Company does not expect to incur material credit losses on its risk management or other financial instruments.

Interest Rate Management

The Company’s policy is to manage interest cost using a mixture of fixed-rate and variable-rate debt. To manage this risk in a cost efficient manner, the Company enters into interest rate swaps in which the Company agrees to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount.

Interest rate swaps that meet specific conditions under SFAS No. 133 are accounted for as fair value hedges. Changes in the fair value of both the hedging instruments and the underlying debt obligations are immediately recognized in earnings as equal and offsetting gains and losses in the interest expense component of the income statement. The fair value of the Company’s interest rate swap agreements was a net asset of $45 and $322 at June 30, 2004 and 2003, respectively. All existing fair value hedges are 100% effective. As a result, there is no impact to earnings due to hedge ineffectiveness.

Foreign Currency Management

The Company manufactures and sells its products in a number of countries throughout the world and, as a result, is exposed to movements in foreign currency exchange rates. The purpose of the Company’s foreign currency hedging program is to reduce the risk caused by short-term changes in exchange rates.

The Company primarily utilizes forward exchange contracts and purchased options with maturities of less than 18 months and currency swaps with maturities up to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

5 years. These instruments are intended to offset the effect of exchange rate fluctuations on forecasted sales, inventory purchases, intercompany royalties and intercompany loans denominated in foreign currencies and are therefore accounted for as cash flow hedges. The fair value of these instruments at June 30, 2004 and June 30, 2003 was $47 and $27 in assets and $140 and $92 in liabilities, respectively. The effective portion of the changes in fair value for these instruments are reported in OCI and reclassified into earnings in the same financial statement line item and in the same period or periods during which the hedged transactions affect earnings. The ineffective portion, which is not material for any year presented, is immediately recognized in earnings.

Certain instruments used by the Company for foreign exchange risk do not meet the requirements for hedge accounting treatment. In these cases, the change in value of the instruments is designed to offset the foreign currency impact of intercompany financing transactions, income from international operations and other balance sheet revaluations. The fair value of these instruments at June 30, 2004 and 2003 was $71 and $113 in assets and $26 and $26 in liabilities, respectively. The gain or loss on these instruments is immediately recognized in earnings. The net impact of such instruments, included in selling, general and administrative expense, was $80, $264 and $50 of gains in 2004, 2003 and 2002, respectively, which substantially offset foreign currency transaction losses of the items being hedged.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

Net Investment Hedging

The Company hedges certain net investment positions in major currencies. To accomplish this, the Company borrows directly in foreign currency and designates a portion of foreign currency debt as a hedge of net investments in foreign subsidiaries. In addition, certain foreign currency swaps are designated as hedges of the Company’s related foreign net investments. Under SFAS No. 133, changes in the fair value of these instruments are immediately recognized in OCI, to offset the change in the value of the net investment being hedged. Currency effects of these hedges reflected in OCI were a $348 and $418 after-tax loss in 2004 and 2003, respectively. Accumulated net balances were a $586 after-tax loss in 2004 and a $238 after-tax loss in 2003.

Commodity Price Management

Raw materials used by the Company are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. To manage the volatility related to certain anticipated inventory purchases, the Company uses futures and options with maturities generally less than one year and swap contracts with maturities up to five years. These market instruments are designated as cash flow hedges under SFAS No. 133. Accordingly, the mark-to-market gain or loss on qualifying hedges is reported in OCI and reclassified into cost of products sold in the same period or periods during which the hedged transaction affects earnings. Qualifying cash flow hedges currently recorded in OCI are not considered material. The mark-to-market gain or loss on non-qualifying, excluded and ineffective portions of hedges is immediately recognized in cost of products sold. Commodity hedging activity was not material to the Company’s financial statements for any of the years presented.

NOTE 8 EARNINGS PER SHARE AND STOCK OPTIONS

Net Earnings Per Common Share

Net earnings less preferred dividends (net of related tax benefits) are divided by the weighted average number of common shares outstanding during the year to calculate basic net earnings per common share. Diluted net earnings per common share are calculated to give effect to stock options and assuming conversion of preferred stock (see Note 9).

Net earnings and common share balances used to calculate basic and diluted net earnings per share were as follows:

	Years ended June 30
	2004	2003	2002
Net Earnings	$6,481	$5,186	$4,352
Preferred dividends, net of tax benefit	(131)	(125)	(124)

NET EARNINGS AVAILABLE TO COMMON SHAREHOLDERS	6,350	5,061	4,228

Preferred dividends, net of tax benefit	131	125	124
Preferred dividend impact on funding of ESOP	(4)	(9)	(12)

DILUTED NET EARNINGS	6,477	5,177	4,340

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

	Years ended June 30
Shares in millions	2004	2003	2002
Basic weighted average common shares outstanding	2,580.1	2,593.2	2,594.8
Effect of dilutive securities
Conversion of preferred shares (1)	164.0	170.2	177.6
Exercise of stock options (2)	46.0	39.2	37.5

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,790.1	2,802.6	2,809.9

(1)	Despite being included currently in diluted net earnings per common share, the actual conversion to common stock occurs pursuant to the repayment of the ESOP debt through 2021.

(2)	Approximately 38 million in 2004, 66 million in 2003 and 72 million in 2002 of the Company’s outstanding stock options were not included in the diluted net earnings per share calculation because to do so would have been antidilutive (i.e., the exercise price exceeded market value).

Stock-Based Compensation

The Company has a primary stock-based compensation plan under which stock options are granted annually to key managers and directors with exercise prices equal to the market price of the underlying shares on the date of grant. Grants were made under plans approved by shareholders in 1992, 2001 and 2003. Grants issued since September 2002 are vested after three years and have a ten-year life. Grants issued from July 1998 through August 2002 are vested after three years and have a fifteen-year life, while grants issued prior to July 1998 are vested after one year and have a ten-year life. The Company also makes other minor grants to employees, for which vesting terms and option lives are not substantially different.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

Had the provision of SFAS No. 123 expensing been applied, the Company’s net earnings and earnings per common share would have been impacted as summarized in the discussion of the Company’s stock-based compensation accounting policy in Note 1. In calculating the impact for options granted, the Company has estimated the fair value of each grant using the Black-Scholes option-pricing model. Assumptions are evaluated and revised, as necessary, to reflect market conditions and experience. The following assumptions were used:

	Years ended June 30
Options Granted	2004	2003	2002
Interest rate	3.8%	3.9%	5.4%
Dividend yield	1.8%	1.8%	2.2%
Expected volatility	20%	20%	20%
Expected life in years	8	8	12

The following table summarizes stock option activity during 2004, 2003 and 2002:

	June 30
Options in Thousands	2004	2003	2002
Outstanding, beginning of year	259,598	240,326	208,392
Granted	40,866	35,759	50,080
Jif and Crisco spin-off adjustment	—	—	1,622
Exercised	(22,307)	(13,904)	(16,297)
Canceled	(1,864)	(2,583)	(3,471)

OUTSTANDING, END OF YEAR	276,293	259,598	240,326

Exercisable	151,828	118,202	92,664
Available for grant	165,399	203,593	229,071
Average price
Outstanding, beginning of year	$35.75	$33.34	$31.82
Granted	51.06	45.68	35.09
Exercised	24.88	19.35	14.53
Outstanding, end of year	38.85	35.75	33.34
Exercisable, end of year	35.39	35.44	28.50
Weighted average fair value of options granted during the year	12.50	10.99	10.57

Stock options outstanding at June 30, 2004 were in the following exercise price ranges:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

	Outstanding Options
			Weighted Avg.
	Number		Remaining
	Outstanding	Weighted Avg.	Contractual
Range of Prices	(Thousands)	Exercise Price	Life in Years
$ 16.43 to 30.11	36,863	$24.07	2.6
31.01 to 34.84	95,260	32.72	11.5
35.10 to 46.24	82,825	43.70	6.9
48.73 to 52.98	61,345	50.69	9.9

Stock options exercisable at June 30, 2004 were in the following exercise price ranges:

	Exercisable Options
	Number	Weighted
	Exercisable	Average
Range of Prices	(Thousands)	Exercise Price
$ 16.43 to 30.11	36,863	$24.07
31.01 to 34.84	48,426	31.06
35.10 to 46.24	43,624	42.36
48.73 to 52.98	22,915	49.49

The Company repurchases common shares to mitigate the dilutive impact of options. Beyond that, the Company may make additional discretionary purchases based on cash availability, market trends and other factors.

In limited cases, the Company also issues stock appreciation rights, generally in countries where stock options are not permitted by local governments. The obligations and associated compensation expense are adjusted for changes in intrinsic value. The impact of these adjustments is not material.

NOTE 9 POSTRETIREMENT BENEFITS AND EMPLOYEE STOCK OWNERSHIP PLAN

The Company offers various postretirement benefits to its employees.

Defined Contribution Retirement Plans

The most prevalent employee benefit plans offered are defined contribution plans, which cover substantially all employees in the U.S., as well as employees in certain other countries. These plans are fully funded.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

Under the defined contribution plans, the Company generally makes contributions to participants based on individual base salaries and years of service. In the U.S., the contribution is set annually. Historically, the Company has contributed approximately 15% of total participants’ annual wages and salaries.

The Company maintains The Procter & Gamble Profit Sharing Trust (Trust) and Employee Stock Ownership Plan (ESOP) to provide a portion of the funding for the U.S. defined contribution plan, as well as other retiree benefits. Operating details of the ESOP are provided at the end of this Note. The fair value of the ESOP Series A shares reduces the Company’s cash contribution required to fund the U.S. defined contribution plan. Defined contribution expense, which approximates the Company’s cash contribution to the plan that is funded in the subsequent year, was $274, $286 and $279 in 2004, 2003 and 2002, respectively.

Defined Benefit Retirement Plans and Other Retiree Benefits

Certain other employees, primarily outside the U.S., are covered by local defined benefit pension plans as well as other retiree benefit plans.

The Company also provides certain other retiree benefits, primarily health care and life insurance, for substantially all U.S. employees who become eligible for these benefits when they meet minimum age and service requirements. Generally, the health care plans require cost sharing with retirees and pay a stated percentage of expenses, reduced by deductibles and other coverages. These benefits primarily are funded by ESOP Series B shares, as well as certain other assets contributed by the Company.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 was signed into law on December 8, 2003. This Act introduces a Medicare prescription-drug benefit beginning in 2006 as well as a federal subsidy to sponsors of retiree health care plans that provide a benefit at least “actuarially equivalent” to the Medicare benefit. Management has concluded that the Company’s plans are at least “actuarially equivalent” to the Medicare benefit and, accordingly, has included the federal subsidy from the Act in the normal year-end measurement process for other retiree benefit plans. The impact is a reduction to the benefit obligation of $195 as of June 30, 2004. The impact to net periodic pension cost and to benefits paid in future years is not expected to be material.

Obligation and Funded Status. The Company uses a June 30 measurement date for its defined benefit retirement plans and other retiree benefit plans. The following provides a reconciliation of benefit obligations, plan assets and funded status of these plans:

	Years ended June 30
	Pension Benefits		Other Retiree Benefits
	2004	2003	2004	2003
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year (1)	$3,543	$2,970	$2,914	$2,135
Service cost	157	124	89	62
Interest cost	204	173	172	150
Participants’ contributions	14	7	31	27
Amendments	50	(33)	(258)	(2)
Actuarial loss (gain)	5	138	(460)	645
Acquisitions	590	42	7	—
Curtailments and settlements	(39)	(29)	(8)	—
Special termination benefits	12	1	41	7
Currency translation	288	305	5	13
Benefit payments	(208)	(155)	(133)	(123)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

	Years ended June 30
	Pension Benefits		Other Retiree Benefits
	2004	2003	2004	2003
BENEFIT OBLIGATION AT END OF YEAR (1)	4,616	3,543	2,400	2,914

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year	$1,558	$1,332	$2,277	$2,347
Actual return on plan assets	194	(36)	651	1
Acquisitions	185	1	—	—
Employer contributions	412	337	18	25
Participants’ contributions	14	7	31	27
Settlements	(21)	(27)	—	—
Currency translation	129	99	(1)	—
Benefit payments	(208)	(155)	(133)	(123)

FAIR VALUE OF PLAN ASSETS AT END OF YEAR	2,263	1,558	2,843	2,277

FUNDED STATUS	(2,353)	(1,985)	443	(637)

(1)	For the pension benefit plans, the benefit obligation is the projected benefit obligation. For other retiree benefit plans, the benefit obligation is the accumulated postretirement benefit obligation.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

	Years ended June 30
	Pension Benefits		Other Retiree Benefits
	2004	2003	2004	2003
CALCULATION OF NET AMOUNT RECOGNIZED
Funded status at end of year	$(2,353)	$(1,985)	$443	$(637)
Unrecognized net actuarial loss (gain)	902	930	(344)	435
Unrecognized transition amount	12	13	—	—
Unrecognized prior service cost	38	(9)	(259)	(2)

NET AMOUNT RECOGNIZED	(1,401)	(1,051)	(160)	(204)

CLASSIFICATION OF NET AMOUNT RECOGNIZED
Prepaid benefit cost	$253	$173	$1	$2
Accrued benefit cost	(1,872)	(1,407)	(161)	(206)
Intangible asset	75	31	—	—
Accumulated other comprehensive income	143	152	—	—

NET AMOUNT RECOGNIZED	(1,401)	(1,051)	(160)	(204)

The underfunding of pension benefits is primarily a function of the different funding incentives that exist outside of the U.S. In certain countries where the Company has major operations, there are no legal requirements or financial incentives provided to companies to pre-fund pension obligations. In these instances, benefit payments are typically paid directly from the Company’s cash as they become due, rather than through the creation of a separate pension fund.

The accumulated benefit obligation for all defined benefit retirement plans was $3,822 and $2,850 at June 30, 2004 and June 30, 2003, respectively. Plans with accumulated benefit obligations in excess of plan assets and plans with projected benefit obligations in excess of plan assets as of June 30, consist of the following:

	Years ended June 30
	Accumulated Benefit		Projected Benefit
	Obligation Exceeds Fair		Obligation Exceeds Fair
	Value of Plan Assets		Value of Plan Assets
	2004	2003	2004	2003
Projected benefit obligation	$2,809	$2,945	$4,059	$3,179
Accumulated benefit obligation	2,396	2,310	3,320	2,492
Fair value of plan assets	638	979	1,676	1,186

     Net Periodic Benefit Cost. Components of the net periodic benefit cost were as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

	Years ended June 30
	Pension Benefits			Other Retiree Benefits
	2004	2003	2002	2004	2003	2002
Service cost	$157	$124	$114	$89	$62	$49
Interest cost	204	173	153	172	150	116
Expected return on plan assets	(153)	(127)	(133)	(329)	(333)	(320)
Amortization of deferred amounts	3	4	7	(1)	(1)	(1)
Curtailment and settlement loss (gain)	—	5	1	—	—	(1)
Recognized net actuarial loss (gain)	28	13	9	1	(27)	(64)

GROSS BENEFIT COST	239	192	151	(68)	(149)	(221)

Dividends on ESOP preferred stock	—	—	—	(73)	(74)	(76)

NET PERIODIC BENEFIT COST	239	192	151	(141)	(223)	(297)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

Assumptions. The Company determines its actuarial assumptions on an annual basis. These assumptions are weighted to reflect each country that may have an impact on the cost of providing retirement benefits. The weighted-average assumptions for the defined benefit and other retiree benefit calculations, as well as assumed health care cost trend rates, for the years ended June 30, are as follows:

	Years ended June 30
			Other
	Pension Benefits		Retiree Benefits
Actuarial assumptions	2004	2003	2004	2003
Assumptions used to determine benefit obligations (1)
Discount rate	5.2%	5.1%	6.1%	5.8%
Rate of compensation increase	3.1%	3.1%	—	—

Assumptions used to determine net periodic pension cost (2)
Discount rate	5.1%	5.6%	5.8%	7.0%
Expected return on plan assets	7.4%	7.7%	9.5%	9.5%
Rate of compensation increase	3.0%	3.5%	—	—

Assumed health care cost trend rates
Health care cost trend rates assumed for next year (3)	—	—	9.7%	11.4%
Rate that the health care trend rate is assumed to decline to (ultimate trend rate)	—	—	5.1%	5.0%
Year that the rate reaches the ultimate trend rate	—	—	2010	2010

(1)	Determined as of end of year.

(2)	Determined as of beginning of year.

(3)	Rate is applied to current plan costs net of Medicare; estimate initial rate for “gross eligible charges” (charges inclusive of Medicare) is 7.7% for 2004 and 8.8% for 2003.

Several factors are considered in developing the estimate for the long-term expected rate of return on plan assets. For the defined benefit plans, these include historical rates of return of broad equity and bond indices and projected long-term rates of return from pension investment consultants. The expected long-term rates of return for plan assets are 8%-9% for equities and 5%-6% bonds. The rate of return on other retiree benefit plan assets, comprised primarily of Company stock, is based on the long-term projected return of 9.5% and reflects the historical pattern of favorable returns on the Company’s stock relative to broader market indices (e.g., S&P 500).

Assumed health care cost trend rates could have a significant effect on the amounts reported for the other retiree benefit plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

	One-Percentage	One-Percentage
	Point increase	Point Decrease
Effect on total service and interest cost components	$51	$(46)
Effect on postretirement benefit obligation	323	(268)

Plan Assets. The Company’s target asset allocation for the year ending June 30, 2005 and actual asset allocation by asset category as of June 30, 2004, and 2003, are as follows:

	Target Allocation
		Other Retiree
	Pension Benefits	Benefits
Asset Category	2005	2005
Equity securities(1)	64%	99%
Debt securities	32%	1%
Real estate	4%	—%

TOTAL	100%	100%

	Plan Asset Allocation at June 30
	Pension Benefits		Other Retiree Benefits
Asset Category	2004	2003	2004	2003
Equity securities(1)	64%	62%	99%	99%
Debt securities	32%	35%	1%	1%
Real estate	4%	3%	—%	—%

TOTAL	100%	100%	100%	100%

(1)	Equity securities for other retiree plan assets include Company stock, net of Series B ESOP debt (See Note 6), of $2,744 and $2,182, as of June 30, 2004 and 2003, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

The Company’s investment objective for defined benefit plan assets is to meet the plans’ benefit obligations, while minimizing the potential for future required Company plan contributions. The investment strategies focus on asset class diversification, liquidity to meet benefit payments and an appropriate balance of long-term investment return and risk. Target ranges for asset allocations are determined by matching the actuarial projections of the plans’ future liabilities and benefit payments with expected long-term rates of return on the assets, taking into account investment return volatility and correlations across asset classes. Plan assets are diversified across several investment managers and are generally invested in liquid funds that are selected to track broad market equity and bond indices. Investment risk is carefully controlled with plan assets rebalanced to target allocations on a periodic basis and continual monitoring of investment managers performance relative to the investment guidelines established with each investment manager.

Cash Flows. Management’s best estimate of its cash requirements for the defined benefit plans and other retiree benefit plans for the year ending June 30, 2005 is $237 and $20, respectively. For the defined benefit plans, this is comprised of expected benefit payments of $71, which are paid directly to participants of unfunded plans from employer assets, as well as expected contributions to funded plans of $166. For other retiree benefit plans, this is comprised of expected contributions that will be used directly for benefit payments. Expected contributions are dependent on many variables, including the variability of the market value of the assets as compared to the obligation and other market or regulatory conditions. In addition, the Company takes into consideration its business investment opportunities and resulting cash requirements. Accordingly, actual funding may differ greatly from current estimates.

Total benefit payments expected to be paid to participants, which include payments funded from the Company’s assets, as discussed above, as well as payments paid from the plans are as follows:

	Years ended June 30
		Other Retiree
	Pension Benefit	Benefit
EXPECTED BENEFIT PAYMENTS
2005	$191	$144
2006	177	152
2007	193	166
2008	207	176
2009	207	185
2010 - 2014	1,180	1,058

Employee Stock Ownership Plan

The Company maintains the ESOP to provide funding for certain employee benefits discussed in the preceding paragraphs.

The ESOP borrowed $1.00 billion in 1989 and the proceeds were used to purchase Series A ESOP Convertible Class A Preferred Stock to fund a portion of the defined contribution retirement plan in the U.S. Principal and interest requirements were paid by the Trust from dividends on the preferred shares and from advances from the Company. The final payment for the original borrowing of $1.00 billion was made in 2004 and the remaining debt of the ESOP consists of amounts owed to the Company. Each share is convertible at the option of the holder into one share of the Company’s common stock. The dividend for the current year was $0.93 per share. The liquidation value is $6.82 per share.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

In 1991, the ESOP borrowed an additional $1.00 billion. The proceeds were used to purchase Series B ESOP Convertible Class A Preferred Stock to fund a portion of retiree health care benefits. These shares are considered plan assets, net of the associated debt, of the Other Retiree Benefits plan discussed above. Debt service requirements are funded by preferred stock dividends and cash contributions from the Company. Each share is convertible at the option of the holder into one share of the Company’s common stock. The dividend for the current year was $1.02 per share. The liquidation value is $12.96 per share.

As permitted by Statement of Position (SOP) 93-6, “Employers Accounting for Employee Stock Ownership Plans,” the Company has elected, where applicable, to continue its practices, which are based on SOP 76-3, “Accounting Practices for Certain Employee Stock Ownership Plans.” ESOP debt, which is guaranteed by the Company, is recorded as debt (see Note 6). Preferred shares issued to the ESOP are offset by the reserve for ESOP debt retirement in the Consolidated Balance Sheets and the Consolidated Statements of Shareholders’ Equity. Interest incurred on the ESOP debt is recorded as interest expense. Dividends on all preferred shares, net of related tax benefits, are charged to retained earnings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

As required by SOP 76-3, the preferred shares of the ESOP are allocated based on debt service requirements, net of advances made by the Company to the Trust. The number of preferred shares outstanding at June 30, was as follows:

	June 30
Shares in Thousands	2004	2003	2002
Allocated	62,511	64,492	66,191
Unallocated	28,296	31,534	35,374

TOTAL SERIES A	90,807	96,026	101,565

Allocated	21,399	20,648	19,738
Unallocated	48,528	50,718	52,908

TOTAL SERIES B	69,927	71,366	72,646

For purposes of calculating diluted net earnings per common share, the preferred shares held by the ESOP are considered converted from inception. Diluted net earnings are calculated assuming that all preferred shares are converted to common, and therefore are adjusted to reflect the incremental ESOP funding that would be required due to the difference in dividend rate between preferred and common shares (see Note 8).

NOTE 10 INCOME TAXES

Under SFAS No. 109, “Accounting for Income Taxes,” income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax liabilities and assets, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for changes in such rates in the period of change. Earnings before income taxes consisted of the following:

	Years ended June 30
	2004	2003	2002
United States	$6,023	$4,920	$4,411
International	3,327	2,610	1,972

	9,350	7,530	6,383

The income tax provision consisted of the following:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

	Years ended June 30
	2004	2003	2002
CURRENT TAX EXPENSE
U.S. Federal	$1,508	$1,595	$975
International	830	588	551
U.S. State and Local	116	98	116

	2,454	2,281	1,642

DEFERRED TAX EXPENSE
U.S. Federal	348	125	571
International and other	67	(62)	(182)
	415	63	389

	2,869	2,344	2,031

The Company’s effective income tax rate was 30.7%, 31.1% and 31.8% in 2004, 2003 and 2002, respectively, compared to the U.S. statutory rate of 35.0%. The country mix impacts of foreign operations reduced the Company’s effective tax rate to a larger degree in 2004 than the previous fiscal years: 4.1% in 2004, 3.8% in 2003 and 3.1% in 2002. The Company’s higher effective tax rate in 2002 also reflected the impact of restructuring costs. Taxes impacted shareholders’ equity with credits of $351 and $361 for the years ended June 30, 2004 and 2003, respectively. These primarily relate to the tax effects of net investment hedges and tax benefits from the exercise of stock options.

The Company has undistributed earnings of foreign subsidiaries of $16.75 billion at June 30, 2004, for which deferred taxes have not been provided. Such earnings are considered indefinitely invested in the foreign subsidiaries. If such earnings were repatriated, additional tax expense may result, although the calculation of such additional taxes is not practicable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

Deferred income tax assets and liabilities were comprised of the following:

	June 30
	2004	2003
DEFERRED TAX ASSETS
Unrealized loss on financial instruments	$381	$287
Loss and other carryforwards	365	311
Advance payments	226	182
Other postretirement benefits	95	93
Other	1,169	820
Valuation allowances	(342)	(158)

	1,894	1,535

DEFERRED TAX LIABILITIES
Fixed assets	(1,350)	(1,175)
Goodwill and intangible assets	(1,281)	(410)
Other	(352)	(287)

	(2,983)	(1,872)

Net operating loss carryforwards were $1,398 and $1,222 at June 30, 2004 and June 30, 2003, respectively. If unused, $299 will expire between 2005 and 2014. The remainder, totaling $1,099 at June 30, 2004, may be carried forward indefinitely.

NOTE 11 COMMITMENTS AND CONTINGENCIES

Guarantees

In conjunction with certain transactions, primarily divestitures, the Company may provide routine indemnifications (e.g., retention of previously existing environmental, tax and employee liabilities) whose terms range in duration and often are not explicitly defined. Generally, the maximum obligation under such indemnifications is not explicitly stated and, as a result, the overall amount of these obligations cannot be reasonably estimated. Other than obligations recorded as liabilities at the time of divestiture, historically the Company has not made significant payments for these indemnifications. The Company believes that if it were to incur a loss in any of these matters, the loss would not have a material effect on the Company’s financial condition or results of operations.

In certain situations, the Company guarantees loans for suppliers and customers. The total amount of guarantees issued under such arrangements is not material.

Off-Balance Sheet Arrangements

The Company does not have off-balance sheet financing arrangements, including variable interest entities, under FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” that have a material impact on the financial statements.

Purchase Commitments

The Company has purchase commitments for materials, supplies, services and property, plant and equipment as part of the normal course of business. Due to

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

the proprietary nature of many of the Company’s materials and processes, certain supply contracts contain penalty provisions for early termination. The Company does not expect potential payments under these provisions to materially affect results of operations or its financial condition in any individual year.

Operating Leases

The Company leases certain property and equipment for varying periods under operating leases. Future minimum rental commitments under noncancellable operating leases are as follows: 2005 — $186; 2006 — $150; 2007 — $134; 2008 - $99; 2009 — $86; and $265 thereafter.

Litigation

The Company is subject to various lawsuits and claims with respect to matters such as governmental regulations, income taxes and other actions arising out of manufacturing and waste disposal practices. Accrued environmental liabilities the normal course of business. The Company is also subject to contingencies pursuant to environmental laws and regulations that in the future may require the Company to take action to correct the effects on the environment of prior for remediation and closure costs were $36 and $34 at June 30, 2004 and 2003, respectively. Current year expenditures were not material.

While considerable uncertainty exists, in the opinion of management and Company counsel, the ultimate liabilities resulting from such lawsuits and claims will not materially affect the Company’s financial condition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

NOTE 12 SEGMENT INFORMATION

The Company is organized into three reportable segments. These business segments, which are generally determined by the product type and end-point user benefits offered, manufacture and market products as follows:

•	Beauty Care includes retail and professional hair care, skin care, feminine care, cosmetics, fine fragrances and personal cleansing.

•	Health, Baby and Family Care includes the Health Care business and the Baby and Family Care business. Health Care includes oral care, personal health care, pharmaceuticals and pet health and nutrition. Baby and Family Care includes diapers, baby wipes, bath tissue and kitchen towels.

•	Household Care includes the Fabric and Home Care business and the Snacks and Coffee business. Fabric and Home Care includes laundry detergents, dish care, fabric enhancers, surface care and air care. Snacks and Coffee includes coffee, snacks and commercial services.

The Company has chosen to provide supplemental data on the Fabric and Home Care, Snacks and Coffee, Health Care and Baby and Family Care businesses. The accounting policies of the operating segments are generally the same as those described in Note 1, Summary of Significant Accounting Policies. Differences from these policies and U.S. GAAP primarily reflect: income taxes, which are reflected in the business segments using estimated local statutory rates; the recording of fixed assets at historical exchange rates in certain high inflation economies; and the treatment of unconsolidated investees. Unconsolidated investees are managed as integral parts of the Company’s business units for management and segment reporting purposes. Accordingly, these partially owned operations are reflected as consolidated subsidiaries in segment results, with 100% recognition of the individual income statement line items through before-tax earnings, while after-tax earnings are adjusted to reflect only the Company’s ownership percentage. Entries to eliminate the individual revenues and expenses, adjusting the method of accounting to the equity method as required by U.S. GAAP, are included in Corporate.

Corporate includes certain operating and non-operating activities that are not reflected in the operating results used internally to measure and evaluate the operating segments, as well as eliminations to adjust management reporting principles to U.S. GAAP. Operating activities in Corporate include the results of incidental businesses managed at the corporate level along with the elimination of individual revenues and expenses generated by companies over which the Company exerts significant influence, but does not control. Operating elements also comprise certain employee benefit costs and other general corporate items. The non-operating elements include financing and investing activities. In addition, Corporate includes the historical results of certain divested businesses, including the Juice Business, which was divested in August of 2004. Corporate assets primarily include cash, investment securities, goodwill and

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

other non-current intangible assets.

The Company had net sales in the U.S. of $23,688, $21,853 and $21,198 for the years ended June 30, 2004, 2003 and 2002, respectively. Assets in the U.S. totaled $23,687 and $23,424 as of June 30, 2004 and 2003, respectively.

The Company’s largest customer, Wal-Mart Stores, Inc. and its affiliates, accounted for 17%, 18% and 17% of consolidated net sales in 2004, 2003 and 2002, respectively. These sales occurred primarily in the U.S.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

					Depreciation and
		Net Sales	Before-Tax Earnings	Net Earnings	Amortization	Total Assets	Capital Expenditures
Total Beauty Care	2004	$17,122	$3,551	$2,333	$491	$11,407	$433
	2003	12,221	2,849	1,938	395	7,149	343
	2002	10,723	2,317	1,573	376		354

Health Care	2004	6,991	1,398	925	200	3,093	164
	2003	5,796	997	678	194	3,066	144
	2002	4,979	762	498	210		158

Baby & Family Care	2004	10,718	1,625	990	555	7,285	714
	2003	9,933	1,443	873	563	7,050	548
	2002	9,233	1,263	728	512		702

Total Health, Baby & Family Care	2004	17,709	3,023	1,915	755	10,378	878
	2003	15,729	2,440	1,551	757	10,116	692
	2002	14,212	2,025	1,226	722		860

Fabric & Home Care	2004	13,868	3,280	2,186	346	5,739	538
	2003	12,560	3,073	2,047	339	5,276	357
	2002	11,618	2,723	1,822	331		368

Snacks & Coffee	2004	2,908	528	344	98	1,557	124
	2003	2,671	437	291	102	1,749	114
	2002	2,641	437	282	96		109

Total Household Care	2004	16,776	3,808	2,530	444	7,296	662
	2003	15,231	3,510	2,338	441	7,025	471
	2002	14,259	3,160	2,104	427		477

Corporate	2004	(200)	(1,032)	(297)	43	27,967	51
	2003	196	(1,269)	(641)	110	19,416	(24)
	2002	1,044	(1,119)	(551)	168		(12)

Total	2004	51,407	9,350	6,481	1,733	57,048	2,024
	2003	43,377	7,530	5,186	1,703	43,706	1,482
	2002	40,238	6,383	4,352	1,693		1,679

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

NOTE 13 QUARTERLY RESULTS (UNAUDITED)

		Quarters Ended
		Sept 30	Dec 31	Mar 31	Jun 30	Total Year
Net Sales	2003-2004	$12,195	$13,221	$13,029	$12,962	$51,407
	2002-2003	10,796	11,005	10,656	10,920	43,377

Operating Income	2003-2004	2,643	2,742	2,303	2,139	9,827
	2002-2003	2,179	2,248	1,957	1,469	7,853

Net Earnings	2003-2004	1,761	1,818	1,528	1,374	6,481
	2002-2003	1,464	1,494	1,273	955	5,186

Diluted Net Earnings Per Common Share (1)	2003-2004	$0.63	$0.65	$0.55	$0.50	$2.32
	2002-2003	0.52	0.53	0.46	0.34	1.85

(1)	Restated for two-for-one stock split effective May 21, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Millions of dollars except per share amounts)

FINANCIAL SUMMARY (UNAUDITED)

	2004	2003	2002	2001	2000	1999	1998	1997	1996
Net Sales	$51,407	$43,377	$40,238	$39,244	$39,951	$38,125	$37,154	$35,764	$35,284
Operating Income	9,827	7,853	6,678	4,736	5,954	6,253	6,055	5,488	4,815
Net Earnings	6,481	5,186	4,352	2,922	3,542	3,763	3,780	3,415	3,046
Net Earnings Margin	12.6%	12.0%	10.8%	7.4%	8.9%	9.9%	10.2%	9.5%	8.6%

Basic Net Earnings Per Common Share (1)	$2.46	$1.95	$1.63	$1.08	$1.30	$1.38	$1.37	$1.22	$1.07
Diluted Net Earnings Per Common Share (1)	2.32	1.85	1.54	1.03	1.23	1.29	1.28	1.14	1.00
Dividends Per Common Share (1)	0.93	0.82	0.76	0.70	0.64	0.57	0.51	0.45	0.40

Restructuring Program Charges (2)	$—	$751	$958	$1,850	$814	$481	$—	$—	$—
Research and Development Expense	1,802	1,665	1,601	1,769	1,899	1,726	1,546	1,469	1,399
Advertising Expense	5,504	4,373	3,773	3,612	3,793	3,639	3,801	3,574	3,374
Total Assets	57,048	43,706	40,776	34,387	34,366	32,192	31,042	27,598	27,762
Capital Expenditures	2,024	1,482	1,679	2,486	3,018	2,828	2,559	2,129	2,179
Long-Term Debt	12,554	11,475	11,201	9,792	9,012	6,265	5,774	4,159	4,678
Shareholders’ Equity	17,278	16,186	13,706	12,010	12,287	12,058	12,236	12,046	11,722

(1)	Restated for two-for-one stock split effective May 21, 2004.

(2)	Restructuring program charges, on an after-tax basis, totaled $538, $706, $1,475, $688 and $385 for 2003, 2002, 2001, 2000 and 1999 respectively.